Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
PAETEC HOLDING CORP.,
HERA CORPORATION
and
XETA TECHNOLOGIES, INC.
Dated February 8, 2011

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(continued)

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(continued)

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(continued)

Page

EXHIBITS

Exhibit 1.2 — Form of Certificate of Merger
Exhibit 2.24 — Form of Voting Agreement
Exhibit 8.2 — Persons Deemed to Have Knowledge

-iv-

SCHEDULE OF DEFINED TERMS

Defined Term	Section or Exhibit
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
Applicable Law	Section 1.4
Appraisal Shares	Section 1.6(d)
beneficial owner	Section 8.4(b)
business day	Section 8.4(c)
COBRA	Section 2.11(a)
Certificates	Section 1.8(b)(ii)
Change in the XETA Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.11(a)
Common Shares	Recitals
Confidentiality Agreement	Section 5.2(b)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Effective Time	Section 1.2
Environmental Laws	Section 2.14(a)
ERISA	Section 2.11(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
GAAP	Section 2.1(c)
Governmental Authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Improvements	Section 2.12(d)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.15(d)
IRS	Section 2.11(e)
Leases	Section 2.12(c)
Lien	Section 2.3(c)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Nasdaq Rules	Section 5.11
Negotiation Period	Section 5.3(c)
Oklahoma Law	Recitals
Omnibus Plan	Section 1.7(a)
Options	Section 1.7(a)
Option Cash Amount	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 2.12(b)
Parent	Preamble

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Defined Term	Section or Exhibit
Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Permitted Liens	Section 2.12(a)
person	Section 8.4(f)
Preferred Shares	Section 2.3(a)
Proxy Statement	Section 5.1(a)
Real Property	Section 2.12(c)
reasonable best efforts	Section 8.4(g)
Restricted Share	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.8(a)
SEC Rules	Section 2.7
Section 409A	Section 2.11(k)
Section 1901	Section 1.6(d)
Securities Act	Section 2.5(b)
Stock Plans	Section 1.7(a)
Sub	Preamble
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Corporation	Section 1.1
Taxes	Section 2.13
Termination Fee	Section 7.3(a)
Transactions	Section 2.1(c)
Uncertificated Shares	Section 1.8(b)
under common control with	Section 8.4(d)
XETA	Preamble
XETA Board of Directors	Section 2.4(d)
XETA Employee Benefit Plans	Section 2.11(b)
XETA ERISA Affiliate	Section 2.11(a)
XETA Material Adverse Effect	Section 2.1(c)
XETA Material Contracts	Section 2.16(a)
XETA Permits	Section 2.6(b)
XETA Recommendation	Section 5.1(e)
XETA Schedule	Article II
XETA SEC Reports	Section 2.7(a)
XETA Shareholder Approval	Section 5.1(e)
XETA Shareholders’ Meeting	Section 5.1(e)

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, executed this 8th day of February, 2011 (this “Agreement”), is by and among PAETEC Holding Corp., a Delaware corporation (“Parent”), Hera Corporation, an Oklahoma corporation and an indirect wholly-owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”) and XETA Technologies, Inc., an Oklahoma corporation (“XETA”).
RECITALS:
A. The respective boards of directors of Parent, Sub and XETA have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to merge Sub with and into XETA (the “Merger”) upon the terms and subject to the conditions set forth herein.
B. As a result of the Merger, and in accordance with the Oklahoma General Corporation Act, as amended (the “Oklahoma Law”), each issued and outstanding share (the “Common Shares”) of common stock, par value $0.001 per share, of XETA shall be converted into the right to receive the Merger Consideration at the Effective Time (as defined herein).
C. As a result of the Merger, XETA, as the Surviving Corporation (as defined herein), shall become a direct wholly-owned subsidiary of Quagga Corporation, which, in turn, is an indirect wholly-owned subsidiary of Parent.
AGREEMENT:
For and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and XETA agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Oklahoma Law, at the Effective Time, Sub shall be merged with and into XETA. As a result of the Merger, the separate corporate existence of Sub shall cease and XETA shall continue as the surviving corporation of the Merger, as a wholly owned subsidiary of Parent. XETA, as the surviving corporation after the Merger, is referred to as the “Surviving Corporation”.
Section 1.2 Effective Time; Closing. As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of all of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Oklahoma in substantially the form attached hereto as Exhibit 1.2, and in such form as is required by, and executed in accordance with the relevant provisions of, Oklahoma Law (the date and time of such filing being the “Effective Time”) and as mutually agreed to by

XETA and Parent. Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the Rochester, New York offices of Harter Secrest & Emery, or at such other place or by such other method as the parties shall agree, including by fax or other electronic transmission, for the purpose of, among other things, confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”
Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Oklahoma Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of XETA and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of XETA and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (i) the existing amended and restated certificate of incorporation of XETA as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in the form of the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with Applicable Law, and (ii) the existing amended and restated bylaws of XETA shall be amended and restated so as to read in their entirety as set forth in the form of the bylaws of Sub, as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended in accordance with Applicable Law; in each case subject to Section 5.4. As used in this Agreement, “Applicable Law” shall mean, in addition to the Oklahoma Law, any applicable domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority (as defined in Section 8.4(e)).
Section 1.5 Directors and Officers of Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the only directors and officers, respectively, of the Surviving Corporation as of the Effective Time and shall so serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law.
Section 1.6 Conversion of Securities; Appraisal Rights. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Sub, XETA or the holders of any of the Common Shares:
(a) Each share of Sub capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.
(b) Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be cancelled pursuant to Section 1.6(c) and (ii) Appraisal Shares) shall be converted automatically into the right to receive $5.50 in cash, without interest thereon (the “Merger Consideration”) upon satisfaction of the conditions set forth in Section 1.8, less any amounts withheld pursuant to Section 1.9. As of the Effective Time, all such shares (whether represented by Certificates or held as Uncertificated Shares (as each term is defined in Section 1.8(b))) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except, upon satisfaction of the conditions set forth in Section 1.8 of this Agreement, the right to receive the Merger Consideration, without interest; and
(c) Each Common Share held in the treasury of XETA and each Common Share, if any, owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of XETA immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(d) Notwithstanding anything in this Agreement to the contrary, Common Shares (“Appraisal Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and properly demands, appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 1091 of the Oklahoma Law (“Section 1091”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 1091; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1091, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration without interest upon surrender of such Common Shares as provided in this Article I. XETA shall provide prompt written notice to Parent of any demands for appraisal of any Common Shares, notices of intent to demand appraisal of any Common Shares, withdrawals of such notices and any other related instruments served pursuant to the Oklahoma Law received by XETA, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, XETA shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 1.7 Options and Restricted Shares.
(a) Section 1.7(a) of the XETA Schedule (as that term is defined in the preamble to Article II below) sets forth a list indicating the Options (as hereinafter defined) and warrants that will be fully vested and unvested at the Effective Time, in accordance with the terms and conditions of the Stock Plans (as defined below) under which such Option was granted or the applicable stock option agreement for such Option or the applicable warrant purchase agreement under which such warrant was granted or pursuant to action of the XETA Board of Directors (as defined herein) or a committee thereof. As soon as practicable following the date of this Agreement, the XETA Board of Directors or, if appropriate, any committee thereof administering the Stock Plans shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each Option listed as a vested Option on Section 1.7(a) of the XETA Schedule shall be fully vested and exercisable in accordance with the terms and conditions of the applicable Stock Plan or other stock option agreement under which such Option was granted. Subject to the terms and conditions set forth below in this Section 1.7(a), each Option shall terminate and be cancelled at the Effective Time and each holder of a vested Option will be entitled to receive from Parent, Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time (but in no event more than 30 days after the Effective Time), in full settlement and satisfaction of each such vested Option an Option Cash Amount. The “Option Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of XETA or any former subsidiary of XETA or predecessor thereof to purchase Common Shares pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the 2004 Omnibus Stock Incentive Plan (as amended and restated December 18, 2008) (the “Omnibus Plan”), the 2000 Stock Option Plan (as amended and restated on December 30, 2008) and any other stock option, stock bonus, stock award, or stock purchase plan, program, agreement or arrangement of XETA or any of its subsidiaries or any predecessor thereof or any other similar agreement entered into by XETA or any of its subsidiaries. True and complete copies of each Stock Plan have previously been provided to Parent.
(b) Section 1.7(b) of the XETA Schedule sets forth a list indicating the Restricted Shares (as hereinafter defined) that will be fully vested at the Effective Time. As soon as practicable following the date of this Agreement, the XETA Board of Directors (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Share (as hereinafter defined) that is issued and outstanding immediately prior to the Effective Time shall vest in full pursuant to the terms and conditions of the Omnibus Plan under which such Restricted Shares were granted or the applicable restricted stock grant agreement for such Restricted Shares. Any such Restricted Shares which become vested pursuant to this Section 1.7(b) shall be treated in the same manner as other Common Shares in connection with the Merger. As used in this Agreement, “Restricted Share” means any restricted stock award entitling the recipient to receive, upon vesting, Common Shares no longer subject to a risk of forfeiture under any Stock Plan.
Section 1.8 Surrender of Shares; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to XETA to act as agent (the “Exchange Agent”) for the holders of Common Shares in connection with the Merger to receive the Merger Consideration to which holders of Common Shares shall become entitled pursuant to Section 1.6. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Common Shares, for payment by the Exchange Agent in accordance with this Article I, the cash necessary to pay to the holders of the Common Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver such cash to be paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided further, that any net profits from, or interest or income produced by, such investments shall be payable as directed by Parent; provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Common Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the shareholders of XETA in the amount of any such losses.
(b) Promptly after the Effective Time and in any event not later than the fifth business day following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares (the “Certificates”), and to each holder of record of uncertificated Common Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article I, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be cancelled. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of XETA, payment may be made to a person (as defined in Section 8.4(f)) other than the person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 2.13) required by reason of the payment to a person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share (other than Certificates or Uncertificated Shares representing Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.8 the Merger Consideration into which the Common Shares shall have been converted pursuant to Section 1.6. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article I.
(c) The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by XETA on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of XETA of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by Applicable Law.
(d) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.
(e) None of Parent, Sub, the Surviving Corporation, XETA or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 8.4(e)), any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
Section 1.9 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares (and, for the avoidance of doubt, Restricted Shares and/or Options) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Sub, the Surviving Corporation or the Exchange Agent, as the case may be, and are paid over to the appropriate Governmental Authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Exchange Agent, as the case may be.
Section 1.10 Adjustments. In the event that XETA changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Merger Consideration shall be equitably adjusted.
Section 1.11 Taking of Necessary Action; Further Action. Each of Parent, Sub and XETA shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Oklahoma Law as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of XETA, the officers and directors of the Surviving Corporation are fully authorized in the name of XETA to take, and shall take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF XETA
XETA hereby represents and warrants to Parent and Sub that, except as otherwise set forth in (i) XETA’s Schedules to this Agreement (the “XETA Schedule”) (it being agreed by the parties that disclosure of any item in any section of the XETA Schedule shall also be deemed to be disclosed with respect to any other section of the XETA Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed) or (ii) the XETA Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (including the exhibits and schedules thereto) filed with the SEC on January 25, 2011, as amended by the Form 10-K/A thereto filed with the SEC on January 28, 2011, and all forms, documents, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after January 28, 2011 to the extent the relevance of such item is reasonably apparent on the face of such filing or document as disclosed therein:
Section 2.1 Organization and Qualification; Subsidiaries.
(a) XETA is a corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma. XETA has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect (as defined hereinafter).
(b) Each subsidiary (as defined in Section 8.4(h)) of XETA (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.
(c) The term “XETA Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of XETA and its subsidiaries taken as a whole or on the ability of XETA to consummate the transactions contemplated by this Agreement (the “Transactions”), except, in each case, for any such effect attributable to or resulting from the following: (i) general political, economic or market conditions or general changes or developments in the industries in which XETA and its subsidiaries operate to the extent such conditions do not have a materially disproportionate effect on XETA and such subsidiaries considered as a single enterprise, relative to other companies operating in such industries, (ii) acts of terrorism or war (whether or not declared) or natural disasters, (iii) the announcement or pendency of the Transactions, (iv) changes in applicable Law or any applicable accounting regulations or principles or United States generally accepted accounting principles (“GAAP”), (v) changes in the price or trading volume of XETA’s Common Shares (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (vi) any failure by XETA to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (vii) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or (viii) effects to the extent resulting from any legal proceedings brought by any of the current or former shareholders of XETA (on their own behalf or on behalf of XETA) arising out of or related to this Agreement or the Transactions.
(d) A true and complete list of all of XETA’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by XETA and each of its subsidiaries, is set forth in Section 2.1 of the XETA Schedule. Other than with respect to the XETA subsidiaries set forth on Section 2.1 of the XETA Schedule, XETA does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture, limited liability company or other business entity.
Section 2.2 Certificate of Incorporation and Bylaws. XETA has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as has been amended and restated to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization.
(a) The authorized capital stock of XETA consists of 50,000,000 Common Shares, par value $0.001 per share, and 50,000 shares of preferred stock, par value $0.10 per share (“Preferred Shares”). As of February 3, 2011, (i) 10,762,191 Common Shares were issued and outstanding (109,476 Common Shares of which being issued and outstanding but unvested and subject to a risk of forfeiture under previously granted awards of Restricted Shares), all of which Common Shares were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of XETA, (ii) no Preferred Shares were issued and outstanding, (iii) Options to purchase an aggregate of 940,662 Common Shares were issued and outstanding (of which Options to purchase an aggregate of 668,182 Common Shares were exercisable) and (iv) warrants to purchase an aggregate of 150,000 Common Shares were issued and outstanding (of which warrants, an aggregate of 150,000 Common Shares were exercisable).
(b) From December 17, 2010 to the date of this Agreement, XETA has not issued any shares of capital stock or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options or pursuant to any Stock Plan. Subject to the foregoing and other than as contemplated by the Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating XETA or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, XETA or any of its subsidiaries. There are no outstanding contractual obligations of XETA or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of XETA or any of its subsidiaries.
(c) Except as set forth in Section 2.3 of the XETA Schedule, all of the issued and outstanding capital stock or equivalent equity interests of each of XETA’s subsidiaries were duly authorized, validly issued and fully paid and are non-assessable and are owned by XETA, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (each, a “Lien”), other than in favor of XETA or any of its subsidiaries; and none of the outstanding shares of capital stock or equivalent equity interests of any of XETA’s subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any of XETA’s subsidiaries or under any agreement to which XETA or any of its subsidiaries is a party.
Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.
(a) XETA has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law.
(b) The execution, delivery and performance of this Agreement by XETA and the consummation by XETA of the Transactions have been duly and validly authorized by all requisite corporate action on the part of XETA (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law and the filing of appropriate merger documents as required by Oklahoma Law).

(c) This Agreement has been duly executed and delivered by XETA and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of XETA, enforceable against XETA in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).
(d) (i) The board of directors of XETA (the “XETA Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the XETA shareholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of this Agreement by the holders of Common Shares; and (ii) Stifel, Nicolaus & Company, Incorporated has delivered to the XETA Board of Directors a written opinion to the effect that, based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders, from a financial point of view, as of the date hereof, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.
Section 2.5 No Violation; Consents.
(a) Except for the consents, waivers and approvals set forth on Section 2.5(a) of the XETA Schedule, the execution and delivery of this Agreement by XETA does not, and the consummation by XETA of the Transactions will not, (i) violate the certificate of incorporation or bylaws of XETA, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which XETA or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law is obtained, violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to XETA or any of its subsidiaries or any of their properties or (iv) result in the creation or imposition of any Lien upon any property of XETA or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect. Section 2.5(a) of the XETA Schedule sets forth a complete list of all orders, judgments, decrees and injunctions directed to and binding on XETA or any of its subsidiaries (except for agreed-upon judicial settlement orders relating to previously settled litigation which had and have an immaterial impact on XETA).
(b) Except as set forth on Section 2.5(b) of the XETA Schedule, and except for (i) compliance with applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Market, (iii) filing or recordation of merger or other appropriate documents as required by the Oklahoma Law or Applicable Law of other states in which XETA is qualified to transact business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by XETA for the execution and delivery by XETA of this Agreement or the consummation by XETA of the Transactions.
Section 2.6 Compliance.
(a) Neither XETA nor any of its subsidiaries is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any Applicable Law or order, judgment or decree of any Governmental Authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefits, Tax or environmental matters, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which XETA or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.
(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect (i) XETA and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for XETA and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “XETA Permits”) and (ii) to the knowledge of XETA, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any XETA Permit (in each case, with or without notice or lapse of time or both).
Section 2.7 SEC Filings; Financial Statements; Internal Control.
(a) XETA has filed all reports, financial statement schedules, registration statements, definitive proxy statements, and other statements and reports, including all exhibits to the foregoing documents, required to be filed by it with the SEC since November 1, 2007 (collectively, the “XETA SEC Reports”). As of their respective dates, (i) the XETA SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder (collectively, the “SEC Rules”) and (ii) none of the XETA SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected or amended by subsequent filings with the SEC. No subsidiary of XETA is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. Since November 1, 2007, XETA has complied in all material respects with the Nasdaq Rules (as defined in Section 5.11). Since January 1, 2004, XETA has not received any correspondence from the SEC or the Nasdaq Stock Market, except as publicly disclosed in the XETA SEC Reports as disclosed on the SEC’s EDGAR database and except for correspondence relating to confidential treatment requests, copies of which have been provided to Parent and Sub.
(b) The consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of XETA contained in the XETA SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial condition and the consolidated results of operations and cash flows of XETA and its subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments that are not material in the aggregate).
(c) XETA has established and maintains: (i) disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which disclosure controls and procedures provide reasonable assurance that all material information relating to XETA, including its subsidiaries, is made known to management of XETA (including the chief executive officer and chief financial officer of XETA) by others within those entities; and (ii) its system of internal control over financial reporting which provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since November 1, 2007, neither XETA’s management, Audit Committee or its independent auditors have identified (y) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which affected or are reasonably likely to adversely affect XETA’s ability to record, process, summarize and report financial information; or (z) any fraud, whether or not material, that involves management or other employees who have a role in XETA’s internal control over financial reporting.
(d) Each of the XETA SEC Reports filed with SEC was accompanied by all certifications required to be filed or submitted by XETA’s principal executive officer and principal financial officer, and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and SEC Rules. XETA maintains original executed copies of such certifications in accordance with SEC Rules.
(e) No loans have been made by XETA or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company since the adoption of the Sarbanes-Oxley Act of 2002.

Section 2.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in XETA’s audited consolidated balance sheet or the notes thereto included in XETA’s Annual Report on Form 10-K for its fiscal year ended October 31, 2010, (ii) arising under or incurred in connection with this Agreement and the Transactions, and (iii) incurred since November 1, 2010 in the ordinary course of business consistent with past practice, neither XETA nor any of its subsidiaries has any material accrued, contingent, absolute or other liabilities or obligations of any nature, either matured or unmatured.
Section 2.9 Absence of Certain Changes or Events. From November 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, XETA has conducted its businesses only in the ordinary course consistent with past practice and there has not been (i) any event or development that, individually or in the aggregate, has had or would be reasonably expected to have, a XETA Material Adverse Effect, (ii) any change by XETA in its accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of XETA and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of XETA or any redemption, purchase or other acquisition for value of any of its capital stock, (iv) except as occurring within the ordinary course of business, any material transaction or any material agreement or commitments, (v) any issuances of capital stock or other ownership interests or securities convertible into or exchangeable for shares of capital stock or other ownership interest of XETA or its subsidiaries, or any redemption, return of capital or similar transaction with respect to the capital stock of XETA, or (vi) any contracts, agreements, commitments or understandings entered into by XETA or any subsidiary thereof to do any of the foregoing.
Section 2.10 Litigation. Except (i) with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.11, 2.13 and 2.14 respectively, and (ii) as has not had and is not reasonably likely to have a XETA Material Adverse Effect, (a) there is no action, suit or proceeding before or by any court or Governmental Authority now pending, or, to the knowledge of XETA, threatened, (1) against XETA, any of its subsidiaries or the directors or officers of XETA or any subsidiary (in such capacity), or (2) which seeks to prevent consummation of the Transactions or which seeks damages in connection with the Transactions, and (b) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Transactions has been issued and remains in effect.
Section 2.11 Employee Benefit Plans.
(a) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, “COBRA” means the Consolidated Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and “XETA ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with XETA under Section 414(b), (c), (m) or (o) of the Code.
(b) Section 2.11(b) of the XETA Schedule lists all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, profit sharing, retirement, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, cash and equity incentive compensation plans (including stock option, restricted stock and phantom equity plans and grants), medical insurance (including medical, dental, vision, and prescription coverage), life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by XETA or any of its subsidiaries or any XETA ERISA Affiliate, or to which XETA or any of its subsidiaries or any XETA ERISA Affiliate has contributed or is obligated to contribute or has or reasonably could have any liability thereunder (all such plans are referred to as the “XETA Employee Benefit Plans”).
(c) None of the XETA Employee Benefit Plans is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (v) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (vi) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).
(d) Each XETA Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service (“IRS”) that considers the Economic Growth & Tax Relief Reconciliation Act of 2001 or has a remaining period of time under applicable Treasury Regulations or pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to XETA’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such XETA Employee Benefit Plan.
(e) Each XETA Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code. All contributions required to be made to any XETA Employee Benefit Plan have been made or properly accrued. Neither XETA nor any of its subsidiaries nor any “party in interest” or “disqualified person” with respect to the XETA Employee Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
(f) Except (i) as set forth in Section 2.11(f) of the XETA Schedule, (ii) with respect to Options, warrants and Restricted Shares in accordance with Section 1.7(a) and 1.7(b) of this Agreement and (iii) as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (w) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of XETA under any XETA Employee Benefit Plan, (x) result in a payment or benefit becoming due to any director, officer or employee of the XETA under any plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (y) increase any benefits otherwise payable under any XETA Employee Benefit

Plan, or (z) result in the acceleration of the time of payment, funding or vesting of any benefits under any XETA Employee Benefit Plan. Neither XETA nor any of its subsidiaries has any indemnity or gross-up obligation for any Taxes imposed under section 4999 of the Code.
(g) No actions, suits, disputes or claims (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any XETA Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority with respect to any XETA Employee Benefit Plan and to the knowledge of XETA, there are no facts which could give rise to any material liability in the event of any such investigation, action, suit, audit, inquiry, review, proceeding, claim or demand.
(h) XETA has delivered to Parent copies of all documents and, to the extent applicable, summary plan descriptions of the XETA Employee Benefit Plans or summary descriptions of any such XETA Employee Benefit Plan not otherwise in writing, which documents and descriptions are true and complete in all respects. XETA has delivered to Parent true and complete copies of the most recent determination letters and opinion letters and the Forms 5500 filed in the most recent plan year with respect to any XETA Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. XETA has delivered to Parent summaries of material modifications and material communications distributed within the last year to the participants of each XETA Employee Benefit Plan. XETA has delivered to Parent all communications received from or sent to the Internal Revenue Service, Pension Benefit Guaranty Corporation or the Department of Labor within the last year and any Forms 5330 required to be filed, with respect to a XETA Employee Benefit Plan.
(i) No XETA Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.
(j) Neither XETA nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax laws).
(k) Unless otherwise exempt, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) with respect to which the XETA or any of its subsidiaries is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A. Neither XETA nor any of its subsidiaries has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A.

Section 2.12 Properties.
(a) To the knowledge of XETA, XETA and each of its subsidiaries have good and marketable title to all the properties and assets reflected in the latest audited consolidated balance sheet included in the XETA SEC Reports as being owned by XETA or by any such subsidiary or acquired after the date thereof that are material to XETA’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 2.12(a) of the XETA Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet due and payable, and which do not in the aggregate materially detract from the value of the property and assets of XETA and its subsidiaries, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP on XETA’s most recent consolidated financial statements contained in the XETA SEC Reports, (v) recorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters which do not impair the operation of the business of XETA and any of its subsidiaries as currently conducted, (vi) landlord’s or lessor’s Liens under leases to which the XETA or a XETA subsidiary is a party, (vii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to XETA Material Contracts in the ordinary course of business, and (viii) other imperfections of title or easements, rights-of-way, restrictions, encroachments and other similar charges and encumbrances, if any, which do not, secure indebtedness and do not individually or in the aggregate, impair the continued use and operation of the assets to which they relate in the conduct of the business of XETA and any of its subsidiaries as currently conducted.
(b) Section 2.12(b) of the XETA Schedule sets forth the address and description of each parcel of real property owned by XETA or any of its subsidiaries (“Owned Real Property”). With respect to each such parcel of Owned Real Property:
(i) XETA or one of its subsidiaries has good and insurable fee simple title, free and clear of all Liens, except Permitted Liens;
(ii) except as set forth in Section 2.12(b) of the XETA Schedule, neither XETA nor any of its subsidiaries has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and
(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(c) Section 2.12(c) of the XETA Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which XETA or any XETA subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases”). Except as would not, individually or in the aggregate, have had or reasonably be expected to have a XETA Material Adverse Effect: (i) each Lease is valid and binding on XETA and each XETA subsidiary party thereto and, to the knowledge of XETA, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by XETA or any of its subsidiaries or, to the knowledge of XETA, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by XETA or any XETA subsidiary or, to the knowledge of XETA, any other party thereto; and (iv) XETA or a XETA subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder. The Owned Real Property and the real property subject to the Leases are referred to collectively as the “Real Property.”
(d) To the knowledge of XETA, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of XETA’s and its subsidiaries’ business. To the knowledge of XETA, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of XETA’s or its subsidiaries’ business as currently conducted thereon.
(e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of XETA, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action, special assessment or similar proceeding, pending or, to the knowledge of XETA, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of XETA’s or its subsidiaries’ business as currently conducted thereon. The Owned Real Property, and to the knowledge of XETA, the Real Property subject to Leases are in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Owned Real Property, and to the knowledge of XETA, the Real Property subject to Leases, and there is no pending, or to the knowledge of XETA, contemplated, threatened or anticipated change in the zoning classification of the Owned Real Property, the Real Property subject to Leases or any portion thereof that would prohibit, limit or condition the use or operation of the Real Property as currently used. All certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations of all Governmental Authorities, boards of fire underwriters, associations, any quasi-governmental agency, or any other entity having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or operate XETA’s or its subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect and there is no pending, or to the knowledge of XETA, any contemplated, threatened or anticipated revocation of the same or any condition existing which may reasonably be expected to lead to the potential revocation of the same.

(f) All tangible assets owned or leased by XETA and its subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 2.13 Taxes. Except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect:
(a) XETA, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member, have timely (taking into account any extensions) filed all federal and state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes, such Returns were prepared in accordance with Applicable Law and are complete and correct in all material respects, and have timely paid all Taxes shown by such Returns to be due and payable;
(b) XETA and its subsidiaries have established adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable with respect to the results of operations of XETA and its subsidiaries through the date hereof and the most recent audited financial statements in the XETA SEC reports reflect an adequate reserve in accordance with GAAP for all Taxes due and payable with respect to the operations of XETA and its subsidiaries through the date of such financial statements. XETA and its subsidiaries have complied with Applicable Law relating to the payment and withholding of Taxes;
(c) Section 2.13 of the XETA Schedule sets forth the last taxable period through which the federal income Tax Returns of XETA and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent disclosed on Section 2.13 of the XETA Schedule and being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in XETA’s most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which XETA or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against XETA or any of its subsidiaries with respect to any period;
(d) Neither XETA nor any of its subsidiaries has (i) waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending, or (ii) executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which XETA or any of its subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to XETA or any of its subsidiaries;
(e) Neither XETA nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Neither XETA nor any of its subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 applied;
(g) Neither XETA nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) election under Section 108(i) of the Code; and
(h) Neither XETA nor any of its subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations 1.6011-4(b).
(i) Neither XETA nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.
Section 2.14 Environmental Matters. Except for such matters that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect:
(a) XETA and its subsidiaries are in compliance with all applicable federal, state and local laws, ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, and the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended (collectively, the “Environmental Laws”);
(b) XETA and each of its subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect;
(c) Neither XETA nor any of its subsidiaries nor to the knowledge of XETA any other person has disposed of, discharged, spilled or released any substance such that investigation, clean up, abatement or remediation would be required under any applicable Environmental Law;

(d) There are no pending, or to the knowledge of XETA threatened, claims, demands, actions, administrative proceedings, lawsuits or investigations against XETA or its subsidiaries under any Environmental Laws; and
(e) To the knowledge of XETA, there is no asbestos-containing building materials at any of the Real Property.
Notwithstanding anything to the contrary contained elsewhere in this Agreement, XETA makes no representation in this Agreement regarding protection of human health or the environment (including, without limitation, any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law), except as set forth in this Section 2.14.
Section 2.15 Intellectual Property.
(a) Except as have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, either XETA or one of its subsidiaries owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of XETA. There are no pending or, to the knowledge of XETA, threatened claims by any person alleging infringement by XETA or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of XETA. To the knowledge of XETA, the conduct of the business of XETA and its subsidiaries does not infringe any Intellectual Property rights of any person. Neither XETA nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of XETA or any of its subsidiaries. To the knowledge of XETA, upon the consummation of the Transactions, the Surviving Corporation shall own or have the right to use all Intellectual Property on the same terms and conditions as XETA and its subsidiaries enjoyed prior to such transaction, and where XETA fails to own or have the right to use such Intellectual Property, such failure is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.
(b) Section 2.15 of the XETA Schedule constitutes a true and complete list of all the Intellectual Property owned by XETA and its subsidiaries that is subject to any issuance, registration, certificate, application or other filing by, or with any Governmental Authority or authorized private registrar (including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing). To the knowledge of XETA, there exist no restrictions on the disclosure, use or transfer of the Intellectual Property of XETA, and the execution of this Agreement and the consummation of the Merger and of the other transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property of XETA in any material respect.
(c) XETA and its subsidiaries have taken all reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of XETA of a confidential nature, including trade secrets. To the knowledge of XETA, none of the Intellectual Property of XETA that is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of XETA and/or its subsidiaries all of whom are bound by written confidentiality agreements or confidentiality obligations contained in licenses and similar agreements entered into in the ordinary course of business. No claim against XETA or any of its subsidiaries asserting an ownership interest in any owned Intellectual Property of XETA has been made or is pending or, to the knowledge of XETA, threatened by any current or former employee, consultant or contractor of XETA or any of its subsidiaries.
(d) As used herein, “Intellectual Property” means (a) all registered and unregistered trademarks, trade names, trade dress, service marks, service names, logos, assumed names in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill and other rights associated therewith, (b) registered and unregistered copyrights in the United States and all other nationals throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (c) inventions and discoveries, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (d) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, national and multinational statutory invention registrations, and all improvements to the inventions disclosed in each such registration, patent or patent application, (e) domain names, internet addresses and other computer identifiers, web sites and web pages, (f) computer software programs (including source code, object code, firmware, operating systems and related documentation), (g) trade secrets, know-how (whether or not confidential), customer information, confidential business information and technical information used in XETA’s or its subsidiaries’ respective businesses (as the case may be) as currently conducted, (h) all rights to obtain and rights to apply for patents and to register trademarks and copyrights, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
Section 2.16 Material Contracts.
(a) As of the date of this Agreement, except as set forth on Section 2.16 of the XETA Schedule, and except for (i) this Agreement, and (ii) the XETA Employee Benefit Plans, neither XETA nor any of its subsidiaries is a party to or bound by any contract (whether written or oral) which is:
(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness, other than (x) trade debt and advances incurred in the ordinary course of business, (y) accounts payable and (z) intercompany loans to the subsidiaries of XETA;
(B) a contract, lease or license pursuant to which XETA or any of its subsidiaries paid amounts in excess of $250,000 within the 12 month period prior to the date of this Agreement;
(C) a material consulting agreement;
(D) any contract providing for indemnification by XETA or any of its subsidiaries that is material to XETA and its subsidiaries, taken as a whole, other than any contract providing for indemnification of customers or other persons entered into in the ordinary course of business;
(E) a contract that purports to limit the right of XETA or any of its affiliates to engage or compete in any line of business in which XETA or its subsidiaries is engaged or to compete with any person or operate in any location;
(F) a contract that creates a partnership, joint venture or any strategic alliance or similar arrangement that is material to XETA with respect to any portion of the business of XETA or its subsidiaries;
(G) a license, franchise, distributorship or other contract or agreement which relates in whole or in part to any material Intellectual Property of or used by XETA or its subsidiaries, but excluding any commercial off the shelf software with retail value of less than $25,000 per item;
(H) a contract material to XETA with any manufacturer, supplier or provider of products or services that are resold by XETA or its subsidiaries or incorporated into any XETA product that is resold by XETA or its subsidiaries to any third party;
(I) a contract material to XETA providing for the development of any product, system, software, content, technology, or Intellectual Property, independently or jointly, by or for XETA or its subsidiaries, or any contract or agreement providing for the sale of customized or otherwise non-commercially available software, technology, products or services by or to XETA or its subsidiaries;
(J) a contract to which XETA or any subsidiary is a party providing for future performance by XETA or such subsidiaries in consideration of amounts previously paid, excluding maintenance agreements and purchase agreements with customers entered into in the ordinary course of business;
(K) a contract to provide source code which constitutes any or part of material XETA Intellectual Property to any third party for any product or technology;
(L) a contract material to XETA with any distributor, reseller, original equipment manufacturer, systems integrator, sales representative, sales agency or manufacturer’s representative or otherwise, providing for the distribution or resale of any XETA product; and
(M) any commitment or agreement to enter into any of the foregoing.
All contracts of the type described in this Section 2.16(a) are referred to herein as the “XETA Material Contracts.”

(b) Other than as a result of the expiration or termination of any XETA Material Contract in accordance with its terms and except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, (i) each XETA Material Contract is valid and binding on XETA and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) XETA and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each XETA Material Contract and (iii) neither XETA nor any of its subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of XETA or any of its subsidiaries or their counterparties under any such XETA Material Contract.
Section 2.17 Information Supplied. None of the information to be supplied by XETA specifically for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.1(a)) will, at the date it is first mailed to the holders of Common Shares or at the time of the XETA Shareholders’ Meeting (as defined in Section 5.1(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Oklahoma Law and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by XETA with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.
Section 2.18 Employment Matters. Neither XETA nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, nor is any such agreement presently being negotiated, nor, to the knowledge of XETA, is there, a representation campaign respecting any of the employees of XETA or any of its subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of XETA, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving XETA or any or its subsidiaries. Except as set forth on Section 2.18 of the XETA Schedule, (a) there is no unfair labor practice charge or complaint pending or, to the knowledge of XETA, threatened, against XETA or any subsidiary, (b) there has been no mass layoff, plant closure, employment loss or other event covered by the Workers Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law within the last year; (c) there are no administrative charges or court complaints, litigation, proceedings, investigations (internal or external) or inquiries against XETA or any subsidiary concerning alleged employment discrimination, civil rights, affirmative action obligations, wage and hour violations, occupational health and safety issues, employment and severance agreements or other employment-related matters pending or, to the knowledge of XETA, threatened before the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission or any other federal or state agency or court; (d) to the knowledge of XETA, neither XETA nor its subsidiaries are liable for any arrears of wages or any tax or penalty in connection withholding from wages and salaries; and (e) neither XETA nor its subsidiaries are subject to any consent decree, injunction or other form of court order relating to any practice relating to labor, employment, civil rights, discrimination, occupational safety and health, affirmative action or wage and hour issues.
Section 2.19 Insurance. Section 2.19 of XETA Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of XETA or any of its subsidiaries, or pursuant to which XETA or any such subsidiary is a named insured or otherwise a beneficiary. XETA and each of its subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are, as of the date of this Agreement, in full force and effect, all related premiums have been paid to date and XETA is not in material default with respect thereto, and neither XETA nor any subsidiary has received any written notice of cancellation with respect to any such insurance policy. There are no material claims against XETA or its subsidiaries under any of such insurance policies.
Section 2.20 Brokers; Transaction Fees. No broker, finder or investment banker (other than Stifel, Nicolaus & Company, Incorporated) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of XETA.
Section 2.21 Takeover Provisions. Assuming the accuracy of the representations in Section 3.14, the XETA Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 1090.3 of Oklahoma Law inapplicable to this Agreement and the Transactions.
Section 2.22 Certain Business Practices. Neither XETA nor any of its subsidiaries nor (to the knowledge of XETA) any director, officer, agent or employee of XETA or any of its subsidiaries (i) have used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of XETA or any of its subsidiaries, or (ii) have directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of XETA or any of its subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.
Section 2.23 Customers and Suppliers. There exists no actual or, to the knowledge of XETA, threatened, events, occurrences or facts which might reasonably be anticipated to result in a termination, cancellation or material limitation of, or any material modification or change in, the business relationships of XETA or any of its subsidiaries with any customers, or group of customers under common control, pursuant to which XETA or such subsidiary received, in the aggregate, at least $100,000 of revenues during the 12 month period ended October 31, 2010 or with any supplier to which the Company paid $100,000 or more during the 12 month period ended October 31, 2010. There exists no condition or state of facts or circumstances to the knowledge of XETA involving customers or suppliers of or to XETA or any subsidiary which is reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect after the consummation of the Transaction.

Section 2.24 Voting Agreements. Each of Ronald L. Siegenthaler, Ozarslan A. Tangun and Greg D. Forrest has executed and delivered to Parent a voting agreement substantially in the form attached as Exhibit 2.24 attached hereto.
Section 2.25 Bank Accounts. Section 2.25 of the XETA Schedule sets forth a list of the name of each institution in which XETA or one of its subsidiaries has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all persons authorized to draw thereon or have access thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Parent and Sub hereby, jointly and severally, represent and warrant to XETA that, except as otherwise set forth in the Parent Parties’ Schedule to this Agreement (the “Parent Schedule”) (it being agreed by the parties that disclosure of any item in any section of the Parent Schedule shall also be deemed to be disclosed with respect to any other section of the Parent Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed):
Section 3.1 Organization and Qualification; Sub.
(a) Parent is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and Sub is an Oklahoma corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma.
(b) Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Sub owns (directly or indirectly) any Common Shares or holds any rights to acquire any Common Shares except pursuant to this Agreement.
Section 3.2 Authority; Due Authorization; Binding Agreement; Approval.
(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Oklahoma Law).
(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by XETA, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.3 No Violation; Consents.
(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent, Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound or (iii) result in the creation or imposition of any Lien upon any property of Parent, Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, defaults or liens, that have not had and are not reasonably likely to have, individually or in the aggregate, have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Sub to perform its obligations under this Agreement or to consummate the Merger or the Transactions.
(b) Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, if any, (ii) filing or recordation of merger or other appropriate documents as required by Oklahoma Law or Applicable Law of other states in which Parent or Sub is qualified to transact business, (iii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions.
Section 3.4 Proxy Statement. None of the information with respect to Parent or Sub that Parent or any of its representatives furnishes in writing to XETA expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first delivered to the holders of the Common Shares or at the time of the XETA Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein supplied by XETA or its representatives expressly for inclusion or incorporation by reference in the Proxy Statement.
Section 3.5 Brokers; Transaction Fees. No broker, finder or investment banker (other than Stephens Inc.) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.6 Availability of Funds. Parent has or will have, and will cause Sub to have, through the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to consummate the Merger and the other Transactions, and to perform the other obligations of Parent and Sub contemplated by this Agreement.
Section 3.7 Litigation. As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Sub challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions. There is no other suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, to which Parent or any of its subsidiaries is a party or against any of their properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.
Section 3.8 No Vote of Parent Shareholders. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent, in order for Parent and Sub to consummate the Transactions.
Section 3.9 [Intentionally Omitted]
Section 3.10 Solvency. Assuming satisfaction of the conditions to the obligations of Parent and Sub to consummate the Merger, immediately after giving effect to the Transactions (including any financing in connection with the Transactions), (i) none of the Surviving Corporation or any of its subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of the Surviving Corporation and each of its subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of the Surviving Corporation and each of its subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent and Sub and no obligation is being incurred in connection with the Transactions by Parent and Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, XETA or any subsidiary of XETA. For purposes of this Section 3.10, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation and its subsidiaries will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 3.11 Access. Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of XETA which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the senior management of XETA and to discuss the business and assets of XETA.

Section 3.12 Other Agreements or Understandings. Parent has disclosed to XETA all agreements, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Sub, or any affiliate of Parent, on the one hand, and any member of the XETA Board of Directors or management of XETA or any person that to Parent’s knowledge owns 5% or more of the outstanding Common Shares, on the other hand.
Section 3.13 Ownership of Shares. Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Common Shares.
Section 3.14 Not Interested Shareholder. From the date that is three years prior to the date of this Agreement, neither Parent nor Sub, nor any of their respective “Affiliates” or “Associates”, is or has been an “interested shareholder” (as such terms are defined in Section 1090.3 of the Oklahoma Law) of XETA for purposes of such Section 1090.3.
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME
Section 4.1 Conduct of XETA Business. XETA covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as specifically contemplated by this Agreement or by the XETA Schedule, or (iii) as required by Applicable Law:
(a) the respective businesses of XETA and its subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects; provided that payments by XETA of the reasonable fees and expenses of its financial advisors and attorneys engaged in connection with representing or performing services for XETA in connection with the Transactions shall not be deemed in any respect to be outside the ordinary course of business of XETA or otherwise a violation of this Section 4.1;
(b) except to the extent required to comply with Applicable Law, XETA shall not amend or otherwise change its certificate of incorporation or bylaws;
(c) XETA shall not, and shall not permit any of its subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of XETA or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or pursuant to any exercises of Options or vesting under any existing Stock Plans);
(d) XETA shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof and except in connection with the payment of withholding taxes with respect to, and cashless exercises of, outstanding Options by XETA in connection with Stock Plans or other XETA Employee Benefit Plans), directly or indirectly, any of its capital stock;

(e) XETA shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than XETA or any of its subsidiaries), or make any loans or advances, except (A) in the ordinary course of business and consistent with past practice or (B) for refinancings of existing debt, provided that in the case of (B), prior written notice is given to Parent, or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth above in this paragraph (e), or (iv) intentionally subject any of the properties or assets (whether tangible or intangible) of the Company or its subsidiaries to any Lien except for (X) Permitted Liens that are, in the aggregate, not material, and (Y) Liens that may be incurred under XETA’s existing debt arrangements referred to above in this paragraph (e);
(f) XETA shall not, and shall not permit its subsidiaries to, increase the compensation payable to any officers except as has been disclosed to Parent on or prior to the date of this Agreement;
(g) XETA shall not make any offers of employment to or employ any new employees with an annual base compensation in excess of $90,000, except for replacements for existing employees hired at an annual base compensation not to exceed the annual base compensation for the departed employee existing as of his or her date of departure from XETA;
(h) XETA shall not, and shall not permit its subsidiaries to, increase the compensation payable to its non-officer employees except as has been disclosed to Parent on or prior to the date of this Agreement, or pursuant to existing plans, policies or contractual arrangements. Further, XETA shall not, and shall not permit its subsidiaries to, enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of XETA or any of its subsidiaries, or, except as required by Applicable Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, including any XETA Employee Benefit Plan, for the benefit of any current or former director, officer or employee;
(i) XETA shall not, and shall not permit any of its subsidiaries to, make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget for such fiscal quarter by more than $150,000, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement, (ii) to the extent covered by insurance proceeds, (iii) to the extent required on an emergency basis and (iv) in amounts unspent but allowed in any prior quarter;
(j) XETA shall not, and shall not permit any of its subsidiaries to, sell or transfer any interest in any Real Property or any properties or assets having a value in excess of $25,000 in the aggregate, other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of assets in the ordinary course of business;

(k) XETA shall not, and shall not permit any of its subsidiaries to, enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the Surviving Corporation or its subsidiaries or their ability to solicit customers or employees following the Effective Time;
(l) XETA shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;
(m) XETA shall not, and shall not permit any of its subsidiaries to, make or rescind any election relating to Taxes or make any change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting, unless required by GAAP (as concurred to by XETA’s auditors) or Applicable Law, provided XETA has first notified Parent of such change; and
(n) XETA shall not, and shall not permit any of its subsidiaries to, acquire any interest in any Real Property having a value in excess of $30,000 individually, or $150,000 in the aggregate, except for renewals of existing leases to Real Property that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable lease agreement;
(o) XETA shall not, and shall not permit any of its subsidiaries to, enter into any contract with vendors for services or products (other than purchase orders thereunder), except for contracts that involve a projected total expenditure by the Company or its subsidiaries of less than $175,000 over the term of the contract, provided that such contracts have a term of less than 5 years and do not include any purchase “take or pay” commitment, except for renewals of existing contracts that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable contract; and
(p) XETA shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or commit to do any of the foregoing.
Section 4.2 Securities Filings. XETA shall continue to file all reports, financial statement schedules, registration statements, definitive proxy statements, and other statements and reports, including all exhibits to the foregoing documents, required to be filed by it with the SEC and shall comply with all rules and regulations of the Nasdaq Stock Market from the date hereof through the Closing Date.
Section 4.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct XETA’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, XETA and its subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1 Proxy Statement; Shareholders Meeting.
(a) As soon as reasonably practicable following the date of this Agreement, XETA shall prepare and file with the SEC the proxy statement relating to the XETA Shareholders’ Meeting (the “Proxy Statement”), which Proxy Statement shall comply in all material respects with the Exchange Act, all applicable SEC Rules and Applicable Law. The Parent Parties will cooperate and consult with XETA in the preparation of the Proxy Statement and will furnish to XETA in writing the information relating to each of the Parent Parties required to be set forth in the Proxy Statement by the Exchange Act. XETA shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and delivered to holders of Common Shares and holders of Options as promptly as reasonably practicable following filing with the SEC.
(b) If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, XETA will promptly inform the Parent Parties of such occurrence and cooperate with the Parent Parties in preparing such amendment or supplement to be filed with the SEC. XETA shall use its reasonable best efforts to cause such amendment or supplement to be filed as promptly as possible and, if required, deliver such amendment or supplement to the holders of the Common Shares and holders of Options.
(c) Each of the Parent Parties and XETA shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of delivery thereof and at the time of the XETA Shareholders’ Meeting, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) XETA will not file the Proxy Statement and any amendment or supplement thereto with the SEC without providing the Parent Parties with a reasonable opportunity to review and comment thereon (which comments shall be given due consideration by XETA); provided, that in connection with a Change in the XETA Recommendation made in accordance with Section 5.3(b), XETA may amend or supplement the Proxy Statement to effect such a Change in the XETA Recommendation.
(e) XETA, acting through the XETA Board of Directors, shall, in accordance with Applicable Law and XETA’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “XETA Shareholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “XETA Shareholder Approval”). The XETA Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the XETA Shareholders’ Meeting (the “XETA Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the XETA Shareholder Approval, including the solicitation of proxies.
(f) Notwithstanding anything to the contrary contained in this Agreement, XETA, after consultation with Parent and subject to the approval of the Parent Parties (which approval shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the XETA Shareholders’ Meeting if (i) XETA determines in good faith that additional time is necessary to ensure that any required supplement or amendment to the Proxy Statement is properly delivered to the holders of Common Shares, (ii) as of the time for which the XETA Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (iii) reasonably determined by XETA to be required under Applicable Law.
Section 5.2 Access to Information; Confidentiality.
(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, subject to the restrictions and/or consent obligations of any third-party agreement or Applicable Law, XETA shall allow the Parent Parties and their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at the Parent Parties’ sole risk and expense, to all facilities, properties, personnel, books and records of XETA and its subsidiaries, as applicable; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by XETA hereunder; and provided, further, that notwithstanding the provision of information by XETA or investigation by the Parent Parties, XETA shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. The Parent Parties agree to conduct their investigation in a manner that does not interfere unreasonably with the operations of XETA and its subsidiaries or with the prompt and timely discharge of the duties of XETA’s employees. The Parent Parties agree to indemnify and hold XETA and its subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the Parent Parties, and any loss, damage to or destruction of any property owned by XETA or its subsidiaries or others (including claims or liabilities for loss of use of any property) to the extent resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of XETA or its subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. XETA shall furnish as promptly as practicable to Parent an unaudited monthly consolidated balance sheet of XETA and its subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and shareholders’ equity (which XETA will use reasonable best efforts to furnish no later than ten business days after the end of each month). Notwithstanding the foregoing, XETA shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations or which it is required to keep confidential by reason of contract or agreement with third parties or by reason of Applicable Law (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts). None of the Parent Parties or any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of XETA or its subsidiaries prior to the completion of the Merger without the prior written consent of XETA.
(b) Any information obtained by Parent or Sub or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between XETA and Parent dated December 3, 2010 (the “Confidentiality Agreement”), as if Sub were made party thereto.
Section 5.3 No Solicitation.
(a) Neither XETA, its subsidiaries nor any of the officers and directors of XETA or its subsidiaries shall, and XETA shall cause its and such subsidiaries’ employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its subsidiaries) not to, except as provided in Section 5.3(b) below, (i) knowingly initiate, solicit, encourage, induce, or take any action designed to or which could reasonably be expected to lead to, directly or indirectly, the making of any Acquisition Proposal (as defined below); (ii) other than informing persons of the provisions contained in this Section 5.3, have any discussions with or provide any confidential information to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal. “Acquisition Proposal,” for the purposes hereof, shall mean any proposal or offer relating to a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving XETA or any of its subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including the stock of its subsidiaries) of XETA and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of XETA that, if consummated, would reasonably be expected to result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of XETA’s total voting power (or of the surviving parent entity in such transaction) or any transaction that is substantially similar to any of the foregoing with respect to XETA and its subsidiaries on a consolidated basis.
(b) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the XETA Shareholder Approval, XETA or the XETA Board of Directors may (subject to Section 5.3(c) below):
(i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited bona fide and written Acquisition Proposal if and only if (A) the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that such person is reasonably capable of consummating such Acquisition Proposal after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal, that such Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal and that the taking of such action may be reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law; and (B) prior to providing any confidential information to any person in connection with an Acquisition Proposal by any such person, XETA receives from such person an executed confidentiality agreement having provisions that are substantially similar to those of the Confidentiality Agreement; or
(ii) withdraw, modify, qualify or fail to make (or publicly propose to withdraw or so modify or qualify) the XETA Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the XETA Recommendation”), if and only if (A) XETA has received an unsolicited written Acquisition Proposal which is not withdrawn and the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and (B) the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel that, in light of such Superior Proposal, the Change in XETA Recommendation is reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law. Notwithstanding anything in this Agreement to the contrary, disclosure by XETA of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the XETA Recommendation. Upon receipt of any unsolicited Acquisition Proposal, XETA will promptly provide written notice to Parent advising Parent of such Acquisition Proposal.
“Superior Proposal” means any bona fide written Acquisition Proposal that the XETA Board of Directors determines, in good faith after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated and would reasonably be expected to, if consummated, result in a transaction that is more favorable to the shareholders of XETA from a financial point of view than the Transactions, taking into account the nature of the consideration payable and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the person making the proposal, and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal.
(c) Notwithstanding the foregoing, XETA shall not have the right to take any action to terminate this Agreement pursuant to Section 7.1(d)(ii) and the XETA Board of Directors shall not recommend a Superior Proposal to the XETA shareholders pursuant to Section 5.3(b), unless prior to any such termination or recommendation, (i) XETA has provided written notice to Parent advising Parent that it intends to terminate this Agreement pursuant to Section 7.1(d)(ii) and take such action with respect to a Superior Proposal, such notice to specify in reasonable detail the material terms and conditions of the Superior Proposal then determined to be more favorable, such notice to be delivered not less than five (5) full business days prior to the date that such action is to be taken; (ii) during the five (5) full business day period following the delivery of such notice (the “Negotiation Period”), Parent shall have the right to propose adjustments to the terms and conditions of this Agreement and XETA and its advisors shall negotiate in good faith with Parent concerning such adjustments such that such Acquisition Proposal would no longer constitute a Superior Proposal; (iii) following the Negotiation Period, the XETA Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such third party proposal remains a Superior Proposal and that the termination of this

Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the XETA shareholders is reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law; and (iv) after the Negotiation Period, XETA delivers to Parent written notice of termination of this Agreement pursuant to Section 7.1(d)(ii).
(d) XETA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.
(e) Nothing contained in this Agreement shall prohibit XETA or the XETA Board of Directors from (i) disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of XETA if, in the good faith judgment of the XETA Board of Directors, failure to do so would constitute a violation of Applicable Law.
(f) Any action required to be taken pursuant to Section 5.3(b), (c), (d) or (e) shall not constitute a breach of XETA’s representations, warranties or covenants in this Agreement.
Section 5.4 Directors’ and Officers’ Indemnification and Insurance.
(a) The certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of each of its subsidiaries shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of XETA as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of XETA or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).
(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of XETA and each of its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under Applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Corporation promptly after statements therefor are received and (ii) the Surviving Corporation shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.
(c) From and for a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by XETA (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors, so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 300% of current annual premiums paid by XETA for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.
(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.4.
(e) In the event that the Surviving Corporation should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Corporation may have or claim (except as would be prohibited by Applicable Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of XETA and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Corporation.
(f) The obligations of Parent and the Surviving Corporation under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of, and entitled to the rights of third-party beneficiaries under, this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of XETA, under Oklahoma Law or otherwise.
Section 5.5 Notification of Certain Matters; Third-Party Consents; Release of Liens.
(a) XETA shall give prompt notice to Parent, and Parent shall give prompt notice to XETA, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of XETA, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that if XETA does not provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a), such lack of notice shall not result in a failure of the condition set forth in Section 6.2(b).
(b) XETA shall use its reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each contract, agreement or instrument listed or described on Section 2.5(a) or Section 2.16 of the XETA Schedule (and any contract, agreement or instrument entered into after the date of this Agreement that would have been required to be listed or described on Section 2.5(a), 2.5(b) or 2.16 of the XETA Schedule, if entered into prior to the date of this Agreement). Neither XETA nor any of its subsidiaries shall be required to pay any money to any person in order to obtain such person’s consent, waiver or approval. XETA shall consult with Parent with respect to actions taken by XETA to obtain consents, waivers and approvals as contemplated by this Section 5.5(b).
(c) XETA shall obtain prior to the Closing, and deliver to Parent at or prior to the Closing, pay-off letters, with wire transfer instructions, from its lenders and evidence that all Liens on the assets of XETA as set forth on Section 5.5(c) of the XETA Schedule, other than Permitted Liens, have been or will be released as of the Effective Time, including UCC-3 termination statements; provided however, that to the extent that the refinancing of any indebtedness secured by any such Liens that is to be provided or arranged by the Parent Parties or any their affiliates is a condition precedent to the obtaining or delivery of such instruments or instructions or to the release of any such Liens, the repayment or refinancing of such indebtedness has been so provided.

Section 5.6 Governmental Filings; Efforts.
(a) Subject to the terms and conditions of this Agreement, and subject, in the case of XETA, to the fiduciary duties of the XETA Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions. In furtherance and not in limitation of the foregoing, if applicable, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and XETA shall (A) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided that XETA shall not, without the prior written consent of Parent commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent limits its freedom of action with respect to, or its ability to retain, XETA or any of its subsidiaries or Parent or any of Parent’s subsidiaries or any material portion of assets or business of XETA, its subsidiaries, Parent or any of Parent’s subsidiaries. Parent and Sub shall cause any “ultimate parent entity” of Parent (as such term is defined or used in federal, state or local laws and regulations) to cooperate fully with the provisions of this Section 5.6.
(b) Each of XETA and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority.
(c) Each of XETA and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion.
(d) Each of XETA and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the Transactions.
(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, XETA and Parent (and, as applicable, Sub) shall each cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.
Section 5.7 Public Announcements. On the date of this Agreement, Parent and XETA shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and XETA. Parent and XETA shall consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with (or the listing rules of) a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, (i) Parent and XETA may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws; and (ii) the party seeking to issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.3.
Section 5.8 Parent Assurances. Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and following the Effective Time, cause the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement (including causing the direct shareholders of Sub to take all action necessary or appropriate to approve, adopt and consummate the Merger). Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement to the extent that Sub would have been liable therefor and for any breach of this covenant.

Section 5.9 Employee Matters.
(a) Parent and XETA agree that all employees of XETA and its subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Parent and the Surviving Corporation shall have no obligations to continue employing such employees for any length of time thereafter except as required by Applicable Law or pursuant to the XETA Employee Benefit Plans or as disclosed in the XETA Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (including the exhibits and schedules thereto) filed with the SEC on January 25, 2011, as amended by the Form 10-K/A thereto filed with the SEC on January 28, 2011, and all forms, documents, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after January 28, 2011. Parent shall cause the Surviving Corporation to perform each written severance agreement or arrangement existing at the Effective Time between XETA and an employee of XETA. Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with XETA and its subsidiaries (and with predecessor employers with respect to which XETA and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for all purposes (other than benefit accrual under a defined benefit pension plan) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements to the extent employment or service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.
(b) Except for the Stock Plans, for one year after the Effective Time, or such longer period as set forth in any employment agreement between XETA and an employee of XETA or a XETA Employee Benefit Plan, Parent will, or will cause the Surviving Corporation or one of its other affiliates to, provide to any employee of XETA (for so long as such employee continues to be employed by the Surviving Corporation), base salary levels, annual bonus opportunities and employee benefit plans, programs and arrangements which, as to such employee, are no less favorable in the aggregate than the base salary levels, annual bonus opportunities and employee benefit plans, programs and arrangements provided or made available to similarly situated employees of Parent. Notwithstanding the foregoing, employees of XETA shall be enrolled in the tax-qualified retirement plan designated by Parent as soon as reasonably practicable following the Effective Time, and XETA shall make reasonable accommodations to ensure that such employees commence participation as soon as practicable following the Effective Time. Under any medical and dental plans covering any employee or former employee of XETA, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, but only to the extent that such condition would be covered by the relevant XETA Employee Benefit Plan and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, Parent shall offer to each employee of XETA and each of its subsidiaries coverage under a group health plan which credits such employee towards the deductibles, copayments and out-of-pocket maximums imposed under the group medical and dental plan of Parent or the Surviving Corporation, for the year during which the Effective Time occurs, with any deductibles, copayments and out-of-pocket maximums already incurred during such year under the relevant XETA Employee Benefit Plan.

(c) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, XETA shall terminate any XETA Employee Benefit Plan intended to be qualified under Code Section 401(a) or 403(a).
(d) Notwithstanding the foregoing, nothing contained in this Section 5.9 shall (i) be treated as an amendment of any particular employee benefit plan, program, policy or arrangement, including any XETA Employee Benefit Plan, (ii) give any third party, including any XETA employee or former employee or any representative thereof, any right to enforce the provisions of this Section 5.9 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (1) maintain any particular benefit plan indefinitely or (2) retain the employment of any particular employee.
Section 5.10 Rule 16b-3. Prior to the Effective Time, XETA and the XETA Board of Directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of the Common Shares (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act.
Section 5.11 Nasdaq De-listing. Parent and XETA shall each use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of Nasdaq (the “Nasdaq Rules”) to enable the de-listing by the Surviving Corporation of the Common Shares from the Nasdaq Global Market and the deregistration of the Common Shares under the Exchange Act, as promptly as practicable after the Effective Time.
Section 5.12 Anti-takeover Laws. XETA shall, to the extent permitted by Applicable Law, use its reasonable best efforts (i) to take all actions necessary so that Section 1091.3 of the Oklahoma Law and any “moratorium,” “control share acquisition” (including Sections 1145-1155 of the Oklahoma Law), “business combination,” “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable to the Transactions, shall not be applicable to the Transactions and (ii) if any such anti-takeover laws or regulations becomes applicable to the Transactions, to take all actions necessary so that the Transactions contemplated may be consummated as promptly as practicable.
Section 5.13 Director and Officer Resignations. Unless otherwise directed by Parent, XETA shall obtain and deliver to Parent a written letter of resignation from each of the directors and officers of XETA and from each of the directors and officers of each subsidiary of XETA that will be effective as of the Effective Time. XETA and Parent shall cooperate to ensure that Parent’s designees have become officers and directors of the Subsidiaries effective as of the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares in accordance with Oklahoma Law and the certificate of incorporation of XETA;
(b) the waiting period, if applicable, to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and
(c) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.
Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
(a) without reference to any item disclosed on any form, document, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after the date hereof (i) the representations and warranties set forth in Section 2.3 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date and (ii) each of the other representations and warranties of XETA in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or a XETA Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect;
(b) XETA shall have performed in all respects, all of its covenants set forth in Section 5.5(c) and shall have performed in all material respects all of its other covenants required to be performed by it under this Agreement at or prior to the Closing Date;
(c) Parent shall have received a certificate signed on behalf of XETA by an executive officer of XETA to the effect that the conditions in clauses (a) and (b) above have been so satisfied;
(d) During the period from the date of this Agreement to the Closing Date, there shall not have been a XETA Material Adverse Effect which shall not have been cured; and

(e) The aggregate number of Appraisal Shares shall not equal 15% or more of the shares of Common Shares as of the record date for the XETA Shareholders’ Meeting.
Section 6.3 Conditions to the Obligations of XETA. The obligations of XETA to effect the Merger are also subject to the satisfaction or waiver by XETA on or prior to the Closing Date of the following conditions:
(a) the representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) Each of Parent and Sub shall have performed in all material respects all of their covenants required to be performed by them under this Agreement at or prior to the Closing Date; and
(c) XETA shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied.
Section 6.4 Frustration of Closing Conditions. Neither Parent, Sub nor XETA may rely upon the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:
(a) by mutual written agreement of Parent, Sub and XETA; or
(b) by Parent or XETA, if:
(i) the Merger shall not have been consummated on or before July 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor XETA, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date;
(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining,

enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or
(iii) this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at a XETA Shareholders’ Meeting; or
(c) by Parent if:
(i) XETA shall have materially breached or materially failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by Parent to XETA and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (C)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or
(ii) prior to obtaining the XETA Shareholder Approval, the XETA Board of Directors shall have effected a Change in the XETA Recommendation; or
(d) by XETA, if:
(i) Parent or Sub shall have materially breached or materially failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by XETA to Parent and (B) the Outside Date; provided that XETA shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if XETA is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or
(ii) prior to obtaining the XETA Shareholder Approval, the XETA Board of Directors shall have (A) effected or authorized a Change in the XETA Recommendation pursuant to Section 5.3(b)(ii) or (B) authorized XETA to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until XETA has made payment to Parent of the XETA Termination Fee pursuant to Section 7.3(a).
Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in this Section 7.2 and Sections 5.2(b), 5.7, 5.8, 7.3, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11 or 8.12 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then the Parent Parties or XETA, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.
Section 7.3 Fees and Expenses.
(a) If (x) this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), and if the Change in the XETA Recommendation that is authorized or effected is in response to an Acquisition Proposal; (y) this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and as of the time of termination of this Agreement, an Acquisition Proposal shall have been made that has not been rejected by XETA; and (z) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) because XETA has breached or failed to comply to any material extent with a covenant set forth in Section 5.3, which breach or failure to comply has not been cured by XETA, then, in any such event, XETA shall pay Parent an amount equal to $1,920,000 (the “Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination. In no event shall Parent be entitled to receive more than one payment of the Termination Fee. XETA acknowledges that (A) the agreements contained in this Section 7.3(a) are an integral part of the Transactions, (B) the amount of, and the basis for payment of, the fees described herein is reasonable and appropriate in all respects, and (C) without this agreement, Parent would not enter into this Agreement. Accordingly, if XETA fails to pay in a timely manner the fees due pursuant to this Section 7.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in this Section 7.3(a), XETA shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(a) at the prime rate of Commerce Bank, N.A., Kansas City, Missouri, in effect on the date such payment was required to be made hereunder, plus 3%. The right to receive the fees contemplated by this Section 7.3(a) and any interest thereon shall be the sole monetary remedy of Parent in respect of any termination of this Agreement; provided, however, that nothing herein shall prevent Parent from seeking from XETA damages based on a willful or intentional breach of any of XETA’s representations, warranties, covenants or other agreements contained in this Agreement as contemplated by Section 7.2.
(b) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except Parent shall pay the fees incident to the HSR filings (if applicable) referred to in Section 5.6(a), and XETA and Parent shall each pay 50% of (i) SEC and other filing fees incident to the Proxy Statement and (ii) costs and expenses associated with printing the Proxy Statement.
Section 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the XETA Shareholder Approval has been obtained, no amendment shall be made unless the further approval by the holders of Common Shares is obtained, if such approval is required pursuant to Applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or XETA, on the other hand, may (i) extend the time for the performance of any obligation or other act of XETA or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of XETA or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to XETA or the Parent Parties. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4, 5.8 and 5.9 of this Agreement shall survive the Merger. Those provisions set forth in Section 7.2 shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.
Section 8.2 Scope of Representations and Warranties.
(a) Except as and to the extent expressly set forth in this Agreement, XETA makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. XETA disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of XETA or any other person or contained in the files or records of XETA), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.
(b) In connection with the investigation by Parent of XETA and its subsidiaries, Parent has received or may receive from XETA and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that XETA makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to XETA, its affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of XETA or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Sub or Parent or any other person), wherever and however made, including any documents, projections, forecasts or other material made available to XETA and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.
(d) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual knowledge of the persons listed on Exhibit 8.2 attached hereto after reasonable inquiry of the subject matter thereof.
Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (receipt of which is confirmed), by registered or certified mail (postage prepaid, return receipt requested) or by express mail through a nationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):
if to Parent or Sub:
PAETEC Holding Corp.
600 Willowbrook Office Park
Fairport, New York 14450
Attention: General Counsel
Telephone: (585) 340-2500
Fax: (585) 340-2563
with a copy, which shall not constitute notice, to:
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Thomas R. Anderson, Esq.
Telephone: (585) 232-6500
Telecopy: (585) 232-2152
if to XETA:
XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, Oklahoma 74012
Attention: Greg Forrest
Telephone: (918) 664-8200
Telecopy: (918) 664-6876

with a copy, which shall not constitute notice, to:
Barber & Bartz
525 S. Main Street, Suite 800
Tulsa, Oklahoma 74103
Attention: Ron B. Barber
Telephone: (918) 559-7755
Telecopy: (918) 559-7756
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: Marc H. Folladori
Telephone: (713) 238-2696
Telecopy: (713) 238-4696
Section 8.4 Certain Definitions. For purposes of this Agreement:
(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;
(b) a person shall be the “beneficial owner” of Common Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares;
(c) “business day” means any day other than Saturday or Sunday on which banking institutions in Tulsa, Oklahoma are authorized or required by Applicable Law to be open;
(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;
(e) “Governmental Authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;
(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and
(h) “subsidiary” or “subsidiaries” of XETA, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.6 Entire Agreement; Assignment. This Agreement, the XETA Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void (except that Parent and Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned subsidiaries of Parent; provided however, that no such assignment shall relieve either Parent or Sub of its obligations hereunder if such assignee does not perform such obligations).
Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful breach of this Agreement, and other than Sections 5.4 and 5.9 and, from and after the Effective Time, Sections 1.6 and 1.7 (all of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
Section 8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions as appropriate relief in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.
Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware; provided however that provisions that are required pursuant to the internal laws of the State of Oklahoma to be governed by the laws of the State of Oklahoma (including those relating to the procedures regarding the Merger and the fiduciary duties of the XETA Board of Directors) shall be governed by the applicable laws of the State of Oklahoma. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Delaware or if such court declines to accept jurisdiction, the state courts located in Delaware, and each of XETA, Parent and Sub hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), (ii) waives any objection to the laying of venue of any such litigation in such courts and (iii) agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 8.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART, UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 8.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in the XETA Schedule shall not be deemed an admission or acknowledgment by XETA, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to XETA or any of its subsidiaries. The disclosure of information in the XETA Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed to be disclosed with respect to any other section of the XETA Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the XETA Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 2011.
(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.
(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.13 Incorporation of Exhibits. The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, Parent, Sub and XETA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAETEC HOLDING CORP.
By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Executive Vice President and Chief Financial Officer

HERA CORPORATION
By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Treasurer

XETA TECHNOLOGIES, INC.
By:	/s/ Greg D. Forrest
Name:	Greg D. Forrest
Title:	Chief Executive Officer and President

[Signature Page — Agreement and Plan of Merger]

Exhibit 1.2 to Merger Agreement
Form of Certificate of Merger

Exhibit 1.2 to Merger Agreement
CERTIFICATE OF MERGER
MERGING
HERA CORPORATION
WITH AND INTO
XETA TECHNOLOGIES, INC.
XETA, a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), does hereby certify:
FIRST: That the name and state of incorporation of each of the constituent corporations are:
(a) XETA TECHNOLOGIES, INC., an Oklahoma corporation (the “Company”); and
(b) Hera Corporation, an Oklahoma corporation.
SECOND: That an agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 1007 and 1081 of the Act.
THIRD: That the name of the surviving corporation is XETA.
FOURTH: That the restated certificate of incorporation of the Company, which shall be the surviving corporation, shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended shall be the amended and restated certificate of incorporation of the surviving corporation until thereafter amended in accordance with the Act.
FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation at 1814 West Tacoma, Broken Arrow, Oklahoma 74012.
SIXTH: That a copy of the agreement and plan of merger shall be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.
SEVENTH: That the effective time of the merger shall be the time of filing of this Certificate.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, XETA has caused this Certificate to be signed by its authorized officer as of the _______ day of _______, 2011.

XETA TECHNOLOGIES, INC.

By:
Title:	President

ATTEST:

By:
Title:	Secretary

Exhibit 2.24 to Merger Agreement
Form of Voting Agreement

Exhibit 2.24 to Merger Agreement
VOTING AGREEMENT
AGREEMENT (this “Agreement”), dated as of February 8, 2011 among PAETEC Holding Corp., a Delaware corporation (“Parent”), and the individual or entity listed on Schedule 1.01 hereto (“Shareholder”).
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, XETA Technologies, Inc., an Oklahoma corporation (“XETA”), and Hera Corporation, an Oklahoma corporation (“Sub”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Sub will be merged with and into XETA, with XETA continuing as the surviving corporation and an indirect wholly-owned, indirect subsidiary of Parent;
WHEREAS, as of the date hereof, Shareholder is a beneficial owner of the shares of common stock, par value $0.001 per share, of XETA (XETA’s shares of common stock are hereinafter referred to as the “Shares”) or has the right to vote those Shares set forth opposite his or its name under the heading “Existing Shares” on Schedule 1.01 (all such shares, except as noted on Schedule 1.01, being referred to as Shareholder’s “Existing Shares”); and
WHEREAS, in order to induce Parent and Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
VOTING AGREEMENT
Section 1.1 Voting Agreement. Until the termination of this Agreement in accordance with Section 5.04:
(a) Shareholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of XETA’s shareholders, however called, or in connection with any written consent of XETA’s shareholders, Shareholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to (x) Shareholder’s Existing Shares and (y) all Shares of which Shareholder acquires beneficial ownership during the term of this Agreement (such Shares referred to in the foregoing clauses (x) and (y) being referred to as Shareholder’s “Covered Shares”) to the fullest extent:
(A) in favor of the approval and adoption of the Merger Agreement;
(B) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of XETA at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the shareholders of XETA to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(C) against any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of XETA or any other extraordinary transaction involving XETA or (C) corporate action requiring the approval of XETA’s shareholders, the consummation of which would frustrate the purposes, prevent, postpone or delay, or adversely affect the consummation of the transactions contemplated by the Merger Agreement.
(b) Shareholder agrees to take all steps reasonably necessary such that all of his or its Covered Shares are counted as present for purposes of any quorum requirement at any duly called meeting of the shareholders of XETA (or any adjournment or postponement thereof).
(c) Notwithstanding the foregoing, Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 1.01 in any manner that Shareholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to frustrate the purposes, prevent, postpone or delay, or adversely affect the consummation of the transactions contemplated by the Merger Agreement.
For purposes of this Agreement, “beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.
Section 1.2 Revocation of Proxies. Shareholder hereby revokes (or causes to be revoked) any and all previous voting proxies granted with respect to the voting of any of his or its Covered Shares.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to Parent that:
Section 2.1 Organization. Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.
Section 2.2 Authorization. If Shareholder is not an individual, the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers of Shareholder and have been duly authorized by all necessary action. If Shareholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes a valid and binding Agreement of Shareholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 2.3 Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement do not and will not (i) if Shareholder is not an individual, violate

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the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of Shareholder, (ii) violate any Applicable Law to which Shareholder is subject, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder and (iv) result in the imposition of any Lien on any Covered Shares.
Section 2.4 Ownership of Shares. As of the date hereof, Shareholder is the beneficial owner of or has the unilateral right to vote Shareholder’s Existing Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Existing Shares) other than those created by this Agreement and except as set forth on Schedule 1.01. None of Shareholder’s Existing Shares is, and at no time during the term of this Agreement will Shareholder’s Existing Shares and the Shares that Shareholder acquires beneficial ownership of during the term of this Agreement be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, other than this Agreement. Shareholder has, and at all times during the term of this Agreement will have, with respect to Shareholder’s Covered Shares the sole power, directly or indirectly, to vote such Covered Shares and agree to all matters set forth in this Agreement.
Section 2.5 Total Shares. As of the date hereof, except as set forth on Schedule 1.01, Shareholder’s Covered Shares constitute all of the Shares beneficially owned by Shareholder or with respect to which the Shareholder has the right to vote.
Section 2.6 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or XETA in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of Shareholder, on behalf of Shareholder.
Section 2.7 Opportunity to Review; Reliance. Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement. Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Shareholder:
Section 3.1 Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

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ARTICLE IV
COVENANTS OF SHAREHOLDER
Shareholder hereby covenants and agrees that:
Section 4.1 No Proxies for or Encumbrances on Covered Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Shareholder is an individual, as a result of the death of Shareholder), (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Agreement, or (c) attempt to execute any statutory appraisal, dissenters or other similar rights they may have. Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding. Notwithstanding the foregoing, the preceding sentence shall not prohibit a transfer of Covered Shares by a Shareholder: (A) if Shareholder is an individual, to any member of Shareholder’s immediate family, or to a trust or foundation established for the benefit of Shareholder and/or for the benefit of one or more members of Shareholder’s immediate family or established for charitable purposes, or upon the death of Shareholder, or (B) if Shareholder is a partnership, limited liability company or trust, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to (A) or (B) above shall be permitted only if, as a precondition to such transfer, the transferee of such Covered Shares agrees in writing with Parent and Sub to be bound by the terms and conditions of this Agreement.
Section 4.2 Other Offers. Shareholder shall not knowingly (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to XETA or any of its Subsidiaries or afford access to the properties, books or records of XETA or any of its Subsidiaries to, any Person that Shareholder knows is considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal.
ARTICLE V
MISCELLANEOUS
Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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if to Parent:
PAETEC Holding Corp.
600 Willowbrook Office Park
Fairport, New York 14450
Attention: General Counsel
Telephone: (585) (585) 340-2500
Fax: (585) 340-2563
with a copy, which shall not constitute notice, to:
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Thomas R. Anderson, Esq
Telephone: (585) 232-6500
Telecopy: (585) 232-2152
if to a Shareholder, to Shareholder with a copy to its counsel at their respective addresses, facsimile numbers set forth on the applicable signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 5.2 Other Definitional and Interpretative Provisions.
(a) Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means

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of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(b) In this Agreement, the Shareholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
Section 5.3 Further Assurances. Shareholder, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to actions, all actions necessary to comply with its obligations under this Agreement.
Section 5.4 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate and be of no further force or effect whatsoever as of the earliest of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms.
Section 5.5 Documentation and Information. Shareholder (a) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, the nature of Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, any Current Report on Form 8-K, any statement on Schedule 13D, the Proxy Statement, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the Merger Agreement and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents. Parent (i) consents to and authorizes the publication and disclosure by Shareholder of Parent’s identity, the nature of Parent’s and Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Shareholder reasonably determines is required to be disclosed by Applicable Law in any statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Authorities and (ii) agrees promptly to give to Shareholder any information it may reasonably request for the preparation of any such documents. Each party hereto agrees to promptly notify the other parties of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 5.6 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the

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foregoing, a party that is successful in any action brought against the other for any breach of this Agreement shall, in addition to any other damages awarded to it in such action, will also receive all reasonable expenses incurred by that party in connection with such action, including without limitation, reasonable attorneys’ fees.
Section 5.7 Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of XETA makes any agreement or understanding herein in his or her capacity as a director or officer. Shareholder signs solely in its capacity as the beneficial owner of or person with the right to vote Covered Shares and nothing in this Agreement shall limit or affect any actions required to be taken by such individual solely in his or her capacity as an officer or director of XETA to fulfill such person’s fiduciary obligations under Applicable Law based on the advice of legal counsel, including any vote that such individual may make as a director of XETA with respect to any matter presented to the XETA Board of Directors. Parent agrees that no such action taken in such individual’s capacity as an officer of XETA or as a member of the XETA Board of Directors; provided, however, that no such actions will be deemed to waive or supersede any obligations of Shareholder under this Agreement in his or its capacity as a shareholder of XETA. This Section 5.07 shall survive any termination of this Agreement.
Section 5.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding the foregoing, Parent may assign this Agreement to any Person to whom it assigns the Merger Agreement, but no such assignment shall relieve Parent of any of its obligations hereunder.
Section 5.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware; provided however that provisions that are required pursuant to the internal laws of the State of Oklahoma to be governed by the laws of the State of Oklahoma shall be governed by the applicable laws of the State of Oklahoma. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Delaware or if such court declines to accept jurisdiction, the state courts located in Delaware, and each of Shareholder and Parent hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), (ii) waives any objection to the laying of venue of any such litigation in such courts and (iii) agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.01 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method

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Section 5.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 5.11 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 5.13 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Shareholder’s duties or responsibilities as a shareholder of XETA.
Section 5.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein shall not survive the termination of this Agreement.
Section 5.15 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PAETEC Holding Corp.
By:
Name:	Keith M. Wilson
Title:	Executive Vice President and Chief Financial Officer

[Signature Page — Voting Agreement]

[Name of Shareholder]
Address for notices:

[Signature Page — Voting Agreement]

Schedule 1.01

Name	Shares

Exhibit 8.2 to Merger Agreement
Persons Deemed to Have Knowledge
Parent and Sub
•	Arunas A. Chesonis, Chairman, President and Chief Executive Officer

•	Keith M. Wilson, Executive Vice President and Chief Financial Officer
XETA
•	Greg Forrest, Chief Executive Officer and President

•	Robert Wagner, Chief Financial Officer

•	Paul Comeau, Chief Operating Officer

•	Donald E. Reigel, Chief Sales Officer

•	Mike Carney, Director of Corporate Strategy and Development

•	Cindy Earnest, Director of Human Resources